Filed Pursuant to Rule 424(b)(2)
Registration No. 333-273755
Prospectus Supplement
(To Prospectus dated August 7, 2023)
$1,500,000,000

Ingersoll Rand Inc.
$500,000,000 5.400% Senior Notes due 2028
$1,000,000,000 5.700% Senior Notes due 2033
We are offering $500,000,000 aggregate principal amount of 5.400% Senior Notes due 2028 (the “2028 notes”) and $1,000,000,000 aggregate principal amount of 5.700% Senior Notes due 2033 (the “2033 notes,” and together with the 2028 notes, the “notes”). We refer to the offering of notes as the “Offering” in this prospectus supplement.
The 2028 notes will mature on August 14, 2028. The 2028 notes will bear interest at the rate of 5.400% per year, payable semi-annually in arrears on February 14 and August 14 of each year, commencing on February 14, 2024. The 2033 notes will mature on August 14, 2033. The 2033 notes will bear interest at the rate of 5.700% per year, payable semi-annually in arrears on February 14 and August 14 of each year, commencing on February 14, 2024.
We may redeem some or all of the notes at any time before maturity at the applicable prices discussed under the section entitled “Description of Notes—Optional Redemption”, plus any accrued and unpaid interest thereon to, but not including, the redemption date.
Upon the occurrence of a Change of Control Triggering Event (as defined herein) with respect to a series of the notes, we will be required, unless we have given written notice with respect to a redemption of all of the notes of such series, within a specified period, to make an offer to repurchase all notes of such series at a price equal to 101% of the principal amount of the notes of such series (or such higher amount as we may determine), plus any accrued and unpaid interest thereon to, but not including, the date of repurchase. See “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”
The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The notes will effectively rank junior to all of the indebtedness and other liabilities of our subsidiaries from time to time outstanding (including the obligations of our subsidiaries under the Senior Secured Credit Facilities (as defined herein)) and to all of our secured indebtedness from time to time outstanding (including our obligations under the Senior Secured Credit Facilities) to the extent of the value of the assets securing such secured indebtedness. For a more detailed discussion, see “Description of Notes—Ranking.”
The notes will not be listed on any stock exchange, and currently there is no public market for the notes.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
	Public Offering Price(1)		Underwriting Discount		Proceeds to Us (before expenses)
	Per Note	Total	Per Note	Total	Per Note	Total
2028 Notes	99.611%	$498,055,000	0.600%	$3,000,000	99.011%	$495,055,000
2033 Notes	99.234%	$992,340,000	0.650%	$6,500,000	98.584%	$985,840,000
Combined Total		$1,490,395,000		$9,500,000		$1,480,895,000
(1)	Plus accrued interest, if any, from August 14, 2023 to the date of delivery.
The underwriters expect to deliver the notes to investors only in book-entry form through the facilities of The Depository Trust Company for the account of its participants including Euroclear Bank, SA/NV and Clearstream Banking S.A., on or about August 14, 2023, which is the fourth business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Purchasers of the notes should note that trading of the notes may be affected by this settlement date. See “Underwriting (Conflict of Interest)”.
Joint Book-Running Managers
Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan
Mizuho	HSBC	Deutsche Bank Securities	TD Securities
Senior Co-Managers
Barclays	ING	RBC Capital Markets	US Bancorp
The date of this prospectus supplement is August 8, 2023.

Neither we nor the underwriters have authorized anyone to provide any information or make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus. We and the underwriters have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement, our business, financial condition, results of operations and prospects may have changed.
S-i

PROSPECTUS SUPPLEMENT
PROSPECTUS
S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus (including the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus) and any free writing prospectus that we may provide to you in connection with the Offering, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts included in this prospectus supplement and the accompanying prospectus (including the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus) and any free writing prospectus that we may provide to you in connection with the Offering, including statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information referred to are forward-looking statements. When used herein, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus supplement, the accompanying prospectus (including the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus) and any free writing prospectus that we may provide to you in connection with the Offering. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth under “Part I—Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 (“2022 Annual Report”) and the following risks, uncertainties and factors:
•	We have exposure to the risks associated with instability in the global economy and financial markets, which may negatively impact our revenues, liquidity, suppliers and customers.
•	The COVID-19 pandemic could have a material and adverse effect on our business, results of operations and financial condition in the future.
•	Information systems failure or disruption, due to cyber terrorism or other actions, may adversely impact our business and result in financial loss to us or liability to our customers.
•	More than half of our sales and operations are in non-U.S. jurisdictions and we are subject to the economic, political, regulatory and other risks of international operations.
•
Large or rapid increases in the cost of raw materials and component parts, substantial decreases in their availability or our dependence on particular suppliers of raw materials and component parts could materially and adversely affect our operating results.

•	We face competition in the markets we serve, which could materially and adversely affect our operating results.
•	Shareholder and customer emphasis on environmental, social, and governance responsibility may impose additional costs on us or expose us to new risks.
•	Acquisitions and integrating such acquisitions create certain risks and may affect our operating results.
•	Our results of operations are subject to exchange rate and other currency risks. A significant movement in exchange rates could adversely impact our results of operations and cash flows.
•	If we are unable to develop new products and technologies, our competitive position may be impaired, which could materially and adversely affect our sales and market share.
S-iii

•	Our success depends on our executive management and other key personnel and our ability to attract and retain top talent throughout the Company.
•
Changes in tax or other laws, regulations, or adverse determinations by taxing or other governmental authorities could increase our effective tax rate and cash taxes paid or otherwise affect our financial condition or operating results.

•	Our business could suffer if we experience employee work stoppages, union and work council campaigns or other labor difficulties.
•
The risk of non-compliance with U.S. and foreign laws and regulations applicable to our international operations could have a significant impact on our results of operations, financial condition or strategic objectives.

•
Third parties may infringe upon our intellectual property or may claim we have infringed their intellectual property, and we may expend significant resources enforcing or defending our rights or suffer competitive injury.

•	The loss of, or disruption in, our distribution network could have a negative impact on our abilities to ship products, meet customer demand and otherwise operate our business.
•
Our ongoing and expected restructuring plans and other cost savings initiatives may not be as effective as we anticipate, and we may fail to realize the cost savings and increased efficiencies that we expect to result from these actions. Our operating results could be negatively affected by our inability to effectively implement such restructuring plans and other cost savings initiatives.

•	Cost overruns, delays, penalties or liquidated damages could negatively impact our results, particularly with respect to fixed-price contracts for custom engineered products.
•	A natural disaster, catastrophe, pandemic or other event could adversely affect our operations.
•	Our operating results could be adversely affected by a loss or reduction of business with key customers or consolidation or the vertical integration of our customer base.
•	Credit and counterparty risks could harm our business.
•	We may not realize all of the expected benefits of the acquisition of and merger with the Industrial business of Ingersoll-Rand plc.
•	Dispositions create certain risks and may affect our operating results.
•	We are a defendant in certain asbestos and silica-related personal injury lawsuits, which could adversely affect our financial condition.
•	The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.
•	A significant portion of our assets consists of goodwill and other intangible assets, the value of which may be reduced if we determine that those assets are impaired.
•	Environmental compliance costs and liabilities could adversely affect our financial condition.
•	We face risks associated with our pension and other postretirement benefit obligations.
•	Our indebtedness could have important adverse consequences and adversely affect our financial condition.
•
We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

•
Despite our level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, including off balance sheet financing, contractual obligations and general and commercial liabilities. This could further exacerbate the risks to our financial condition described above.

•
The terms of the credit agreement governing the Senior Secured Credit Facilities may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

S-iv

•	Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
•
We utilize derivative financial instruments to reduce our exposure to market risks from changes in interest rates on our variable rate indebtedness and we will be exposed to risks related to counterparty credit worthiness or non-performance of these instruments.

•
If the financial institutions that are part of the syndicate of our Revolving Credit Facility fail to extend credit under our Revolving Credit Facility (as defined herein), our liquidity and results of operations may be adversely affected.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2022 Annual Report and in the Quarterly Reports (collectively, the “Quarterly Reports”) on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023 and the other information contained in such reports and in this prospectus supplement, the accompanying prospectus, or any free writing prospectus that we may provide to you in connection with the Offering. You should evaluate all forward-looking statements in the context of these risks and uncertainties.
We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.
S-v

ABOUT THIS PROSPECTUS SUPPLEMENT
This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of the Offering and the notes offered. The second part is the accompanying prospectus dated August 7, 2023. If any information relating to us, the Offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Information by Reference” below.
You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, or any other offering materials is accurate as of any date other than the respective dates of such documents or the respective dates specified in such information, as applicable, regardless of the date of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus and regardless of the date of any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.
The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus or any such free writing prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting (Conflicts of Interest).”
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus supplement or the accompanying prospectus, are available to the public on the SEC’s website at www.sec.gov. Investors also may consult our website for more information. Our website is www.ingersollrand.com and the Investors page of our website is https://investors.irco.com. The information found on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference into this prospectus supplement or the accompanying prospectus, unless such information is otherwise specifically incorporated by reference into this prospectus supplement or the accompanying prospectus. See “Incorporation of Certain Information By Reference.”
We have filed with the SEC a registration statement on Form S-3 under the Securities Act pursuant to which the notes are being offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, do not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. The full registration statement may be obtained from the SEC or us, as provided above. The indenture and other documents establishing the terms of the notes being offered by this prospectus supplement are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these and other documents are summaries and each statement is qualified in all respects by reference to the applicable document. For further information about us and our debt securities, we refer you to the registration statement and to its exhibits.
S-vi

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and information that we file in the future with the SEC will automatically update and supersede, as appropriate, the information included or incorporated by reference in this prospectus supplement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.
We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering but excluding any documents or portions of documents furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement, from their respective filing dates:
•	our annual report on Form 10-K for the year ended December 31, 2022;
•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;
•
those portions of our definitive proxy statement on Schedule 14A filed on April 28, 2023, in connection with our 2023 annual meeting of shareholders that are incorporated by reference into our Form 10-K for the year ended December 31, 2022; and

•	our current reports on Form 8-K filed on February 15, 2023, April 12, 2023 (Item 5.02 only), April 26, 2023, June 22, 2023 and August 4, 2023.
You may request a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:
Ingersoll Rand Inc.,
525 Harbour Place Drive, Suite 600,
Davidson, North Carolina 28036,
Attention: Investor Relations
Phone: (704) 655-4000
In addition, you may access the documents incorporated by reference herein free of charge on the SEC’s website, as set forth in “Where You Can Find More Information.” The information found on or accessible through the SEC’s website is not part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference unless such information is otherwise specifically incorporated by reference in this prospectus supplement or the accompanying prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus supplement or any applicable prospectus or free writing prospectus that we may provide you in connection with the Offering. We have not authorized anyone else to provide you with different information.
S-vii

BASIS OF PRESENTATION
Unless otherwise indicated or as the context otherwise requires, and except as otherwise defined and used in “Description of Notes”, a reference in this prospectus supplement or the accompanying prospectus to:
•	“Company,” “we,” “our” or “us” refers to Ingersoll Rand Inc., a Delaware corporation, or, as the context requires, to Ingersoll Rand Inc. and its consolidated subsidiaries;
•
“Credit Agreement” refers to the senior secured credit agreement, dated as of July 30, 2013, among the Company, the administrative agent and the other parties thereto, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time;

•	“Dollar Term Loan” refers to the $927.6 million senior secured term loan incurred under the Credit Agreement;
•	“Dollar Term Loan B” refers to the $1,900.0 million senior secured term loan incurred under the Credit Agreement;
•	“Revolving Credit Facility” refers to our $2,000.0 million revolving credit facility under the Credit Agreement;
•	“Senior Secured Credit Facilities” refers collectively to the Dollar Term Loan, the Dollar Term Loan B and the Revolving Credit Facility; and
•	“underwriters” refers to the firms, the marketing names of which are listed on the cover of this prospectus supplement, underwriting the Offering.
S-viii

SUMMARY
This summary highlights selected information about the Offering and our business. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus, any free writing prospectus that we may provide you in connection with the Offering and the documents incorporated herein by reference, before making an investment decision.
Ingersoll Rand Inc.
We are a global market leader with a broad range of innovative and mission-critical air, fluid, energy and medical technologies, providing services and solutions to increase industrial productivity and efficiency. We manufacture one of the broadest and most complete ranges of compressor, pump, vacuum and blower products in our markets, which, when combined with our global geographic footprint and application expertise, allows us to provide differentiated product and service offerings to our customers. Our products are sold under more than 40 market-leading brands, including Ingersoll Rand and Gardner Denver, which we believe are globally recognized in their respective end-markets and known for product quality, reliability, efficiency and superior customer service. We are driven by an entrepreneurial spirit and ownership mindset, dedicated to helping make life better for our employees, customers and communities. These attributes, along with over 160 years of engineering heritage, generate strong brand loyalty for our products and foster long-standing customer relationships, resulting in leading market positions within each of our operating segments. We have sales in all major geographic markets and our diverse customer base utilizes our products across a wide array of end-markets, including industrial manufacturing, energy, transportation, medical and laboratory sciences, food and beverage packaging and chemical processing.
Our products and services are critical to the processes and systems in which they are utilized, which are often complex and the cost of failure or downtime is high. However, our products typically represent only a small portion of the costs of the overall systems or functions that they support. As a result, our customers place a high value on our application expertise, product reliability and the responsiveness of our service. To support our customers and market presence, we maintain significant global scale with 66 key manufacturing facilities, approximately 38 complementary service and repair centers across six continents and approximately 17,000 employees worldwide as of December 31, 2022.
The process-critical nature of our product applications, coupled with the standard wear and tear replacement cycles associated with the usage of our products, generates opportunities to support customers with our broad portfolio of aftermarket parts, consumables and services. Customers place a high value on minimizing any time their operations are offline. As a result, the availability of replacement parts, consumables and our repair and support services are key components of our value proposition. Our large installed base of products provides a recurring revenue stream through our aftermarket parts, consumables and services offerings. As a result, our aftermarket revenue is significant, representing 35.2% of total Company revenue in 2022.
Our principal executive offices are located at 525 Harbour Place Drive, Suite 600, Davidson, North Carolina, 28036. The telephone number of our principal executive offices is (704) 655-4000. Our website address is www.ingersollrand.com. The information found on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, and is therefore not incorporated by reference unless such information is otherwise specifically incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering
The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. For purposes of this section of the prospectus supplement summary, “we,” “us” and “our” refer to Ingersoll Rand Inc. and not to its subsidiaries.
Terms of the Notes
Issuer
Ingersoll Rand Inc.
Securities Offered
$500,000,000 aggregate principal amount of 5.400% senior notes due 2028.
$1,000,000,000 aggregate principal amount of 5.700% senior notes due 2033.
Maturity Date
The 2028 notes will mature on August 14, 2028.
The 2033 notes will mature on August 14, 2033.
Interest Rate
The 2028 notes will bear interest at the rate of 5.400% per year, payable semi-annually in arrears on February 14 and August 14 of each year, commencing on February 14, 2024.
The 2033 notes will bear interest at the rate of 5.700% per year, payable semi-annually in arrears on February 14 and August 14 of each year, commencing on February 14, 2024.
Interest will accrue from August 14, 2023 (the expected issue date of the notes).
Ranking
The notes will be our senior unsecured obligations and will:
•	rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding;
•	rank senior in right of payment to all of our subordinated indebtedness from time to time outstanding; and
•
effectively rank junior to all of the indebtedness and other liabilities of our subsidiaries from time to time outstanding (including the obligations of our subsidiaries under the Senior Secured Credit Facilities) and to all of our secured indebtedness from time to time outstanding (including our obligations under the Senior Secured Credit Facilities) to the extent of the value of the assets securing such secured indebtedness.

As of June 30, 2023, (i) we and our subsidiaries had approximately $2,753.0 million aggregate principal amount of outstanding indebtedness, of which (A) $2,733.8 million was secured indebtedness (excluding $17.8 million of finance leases and other debt) and (B) none constituted subordinated indebtedness, and (ii) there was $2,000.0 million of secured borrowing capacity available under our Revolving Credit Facility. See “Use of Proceeds” and “Capitalization.”
Optional Redemption
Prior to the applicable Par Call Date (as defined below), we may redeem the notes of a series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of Notes—Optional Redemption”) plus (i) 25 basis points in the case of the 2028 notes or (ii) 30 basis points in the case of the 2033 notes less (b) interest accrued thereon to the redemption date, and

•	100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the applicable Par Call Date, we may redeem the notes of a series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.
“Par Call Date” means (i) with respect to the 2028 notes, July 14, 2028 (the date that is one month prior to the maturity date of the 2028 notes) and (ii) with respect to the 2033 notes, May 14, 2033 (the date that is three months prior to the maturity date of the 2033 notes).
See “Description of Notes—Optional Redemption.”
Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of Notes”) with respect to a series of notes, unless we have given written notice with respect to a redemption of all of the notes of such series as described under “Description of Notes—Optional Redemption,” we must offer to repurchase such series notes at a repurchase price equal to 101% of the principal amount of the notes of such series (or such higher amount as we may determine) plus accrued and unpaid interest thereon to, but not including, the date of repurchase. See “Description of Notes—Offer to

Repurchase Upon a Change of Control Triggering Event.” See “Risk Factors—Risks Related to the Notes and the Offering—We may not be able to finance a change of control repurchase offer as required by the indenture and the notes, and certain events that constitute a change of control (and an event of default) for purposes of our other indebtedness may not constitute a Change of Control Triggering Event (or an event of default) for purposes of the notes.”
Certain Covenants
The indenture and the notes will contain, among other things, covenants that limit our ability to:
•	create liens on any Principal Property (as defined in “Description of Notes”) owned by us or certain of our subsidiaries to secure debt;
•	enter into certain sale and leaseback transactions covering any Principal Property owned by us or certain of our subsidiaries; and
•	enter into certain mergers, consolidations or transfers of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole.
These covenants are subject to important exceptions and qualifications as described under “Description of Notes—Certain Covenants.”
Minimum Denominations
The notes of each series will be issued and may be transferred only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.
Trading
Each of the 2028 notes and the 2033 notes will be a new and separate series of our debt securities. There are no public trading markets for either series of the notes, and we do not intend to apply for listing of either series of the notes on any national securities exchange or for quotation of either series of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the Offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for the notes of any series or that an active public market for the notes of any series will develop. See “Underwriting (Conflicts of Interest).”
Use of Proceeds
We intend to use the net proceeds of the Offering to repay a portion of the amounts outstanding under our Senior Secured Credit Facilities. See “Use of Proceeds.”
Trustee
Deutsche Bank Trust Company Americas.
Risk Factors
You should consider carefully the risks, uncertainties and assumptions discussed under “Risk Factors”

herein and “Item 1A. Risk Factors” in our 2022 Annual Report and Quarterly Reports, as applicable, along with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.
Conflicts of Interest
Each of the underwriters or their affiliates are lenders under the Credit Agreement and, as a result of the intended use of net proceeds from the Offering to repay outstanding indebtedness under the Senior Secured Credit Facilities, certain of the underwriters or their affiliates may receive at least 5% of the net proceeds of the Offering. The receipt of at least 5% of the net proceeds of the Offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). As such, the Offering is being conducted in accordance with the applicable requirements of Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Summary Historical Consolidated Financial Data
The following tables present our summary historical consolidated financial data as of the dates and for the periods indicated. The summary consolidated balance sheet data as of December 31, 2022 and 2021 and the summary consolidated results of operations data for the years ended December 31, 2022, 2021 and 2020 have been derived from our audited consolidated financial statements included in our 2022 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated statement of operations data for the six months ended June 30, 2023 and 2022 and the summary consolidated balance sheet data as of June 30, 2023 have been derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for quarter ended June 30, 2023, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. In the opinion of our management, the condensed consolidated financial statements as of and for the six months ended June 30, 2023 and 2022 reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the interim periods presented in accordance with GAAP.
The summary historical consolidated financial data presented below is not necessarily indicative of the results to be expected for any future period, including the full year ending December 31, 2023.
The summary historical consolidated financial data presented below should be read in conjunction with our consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2022 Annual Report and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference.”
	Six Months Ended June 30		Fiscal Year Ended December 31
	2023	2022	2022	2021	2020
	(in millions)
Results of Operations:
Revenues	$3,315.8	$2,776.9	$5,916.3	$5,152.4	$3,973.2
Cost of sales	1,954.1	1,681.0	3,590.7	3,163.9	2,568.3
Gross Profit	1,361.7	1,095.9	2,325.6	1,988.5	1,404.9
Selling and administrative expenses	626.7	541.1	1,095.8	1,028.0	789.3
Amortization of intangible assets	182.1	169.8	347.6	332.9	335.1
Impairment of other intangible assets	—	—	—	—	19.9
Other operating expense, net	40.2	30.6	64.9	61.9	201.0
Operating Income	512.7	354.4	817.3	565.7	59.6
Interest expense	79.7	42.2	103.2	87.7	111.1
Loss on extinguishment of debt	0.9	1.1	1.1	9.0	2.0
Other income, net	(17.8)	(12.0)	(29.2)	(44.0)	(8.1)
Income (Loss) from Continuing Operations Before Income Taxes	449.9	323.1	742.2	513.0	(45.4)
Provision (benefit) for income taxes	108.6	74.3	149.6	(21.8)	11.4
Income (loss) on equity method investments	2.7	(5.1)	0.7	(11.4)	—
Income from Continuing Operations	344.0	243.7	593.3	523.4	(56.8)
Income from discontinued operations, net of tax	—	0.1	15.2	41.6	24.4
Net Income (Loss)	$344.0	$243.8	$608.5	$565.0	$(32.4)

	As of
	June 30, 2023	December 31, 2022	December 31, 2021
		(in millions)
Balance Sheet Data:
Cash and cash equivalents	$1,178.1	$1,613.0	$2,109.6
Total assets	$15,028.6	$14,765.9	$15,154.5
Short-term borrowings and current maturities of long-term debt	$31.3	$36.5	$38.8
Long-term debt, less current maturities	$2,698.5	$2.716.1	$3,401.8
Total Ingersoll Rand Inc. stockholders’ equity	$9,414.8	$9,195.8	$9,001.5
	Six Months Ended June 30		Fiscal Year Ended December 31
	2023	2022	2022	2021
	(in millions)
Other Financial Data
Adjusted EBITDA(1)	$824.8	$638.5	$1,434.8	$1,191.9
(1)
In addition to consolidated GAAP financial measures, we review various non-GAAP financial measures, including “Adjusted EBITDA.” We believe Adjusted EBITDA is a helpful supplemental measure to assist us and investors in evaluating our operating results as it excludes certain items whose fluctuation from period to period do not necessarily correspond to changes in the operations of our business. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe that the adjustments applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that we do not expect to continue at the same level in the future.

Our management and board of directors regularly use this measure as a tool in evaluating our operating and financial performance and in establishing discretionary annual compensation. Such measure is provided in addition to, and should not be considered to be a substitute for, or superior to, the comparable measures under GAAP. In addition, we believe that Adjusted EBITDA is frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity.
Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP.

Set forth below are the reconciliations of net income to Adjusted EBITDA.
	Six Months Ended June 30		Fiscal Year Ended December 31
	2023	2022	2022	2021
	(in millions)
Net Income	$344.0	$243.8	$608.5	$565.0
Less: Income from discontinued operations	—	0.2	0.5	121.0
Less: Income tax provision (benefit) from discontinued operations	—	(0.1)	14.7	(79.4)
Income from Continuing Operations, Net of Tax	344.0	243.7	593.3	523.4
Plus:
Interest expense	79.7	42.2	103.2	87.7
Provision (benefit) for income taxes	108.6	74.3	149.6	(21.8)
Depreciation expense(a)	42.0	41.4	81.8	85.1
Amortization expense(b)	182.1	169.8	347.6	332.9
Restructuring and related business transformation costs(c)	10.2	23.7	32.3	18.8
Acquisition and other transaction related expenses and non-cash charges(d)	31.8	14.9	40.7	65.2
Stock-based compensation(e)	24.0	42.2	85.6	95.9
Foreign currency transaction gains, net	(0.1)	(5.6)	(5.9)	(12.0)
Loss (income) on equity method investments	(2.7)	5.1	(0.7)	11.4
Loss on extinguishment of debt	0.9	1.1	1.1	9.0
Adjustments to LIFO inventories	14.3	—	36.1	33.2
Cybersecurity incident costs(f)	2.2	—	—	—
Gain on settlement of post-acquisition contingencies	—	—	(6.2)	(30.1)
Other adjustments(g)	(12.2)	(14.3)	(23.7)	(6.8)
Adjusted EBITDA	$824.8	$638.5	$1,434.8	$1,191.9
(a)
Depreciation expense excludes $1.7 million and $1.8 million for the six months ended June 30, 2023 and 2022, respectively, and excludes $3.4 million and $4.1 million of depreciation of rental equipment for the fiscal years ended December 31, 2022 and 2021, respectively.

(b)
Represents $176.9 million and $163.4 million of amortization of intangible assets arising from acquisitions (customer relationships, technology, tradenames and backlog) and $5.2 million and $6.4 million of amortization of non-acquisition related intangible assets, in each case for the six months ended June 30, 2023 and 2022, respectively.

Represents $328.8 million and $315.9 million of amortization of intangible assets arising from acquisitions (customer relationships, technology, tradenames and backlog) and $18.8 million and $17.0 million of amortization of non-acquisition related intangible assets, in each case for the fiscal years ended December 31, 2022 and 2021, respectively.
(c)	Restructuring and related business transformation costs consisted of the following.
	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2023	2022	2022	2021
Restructuring charges	$8.1	$21.4	$29.3	$13.4
Facility reorganization, relocation and other costs	2.1	2.3	3.0	3.1
Other, net	—	—	—	2.3
Total restructuring and related business transformation costs	$10.2	$23.7	$32.3	$18.8
(d)
Represents costs associated with successful and/or abandoned acquisitions and divestitures, including third-party expenses, post-closure integration costs, and non-cash charges and credits arising from fair value purchase accounting adjustments.

(e)	Represents stock-based compensation expense recognized for the fiscal year ended December 31, 2022 of $78.9 million and associated employer taxes of $6.7 million.
Represents stock-based compensation expense recognized for the fiscal year ended December 31, 2021 of $87.2 million and associated employer taxes of $8.7 million.
(f)	Represents non-recoverable costs associated with a cybersecurity event. See “Item 2–Recent Developments” in our Form 10-Q for the quarter ended June 30, 2023.
(g)
For the six months ended June 30, 2023 and 2022, includes (i) pension and other postemployment plan costs other than service cost, (ii) interest income on cash and cash equivalents and (iii) other miscellaneous adjustments. For the fiscal years ended December 31, 2022 and 2021, includes (i) effects of the amortization of prior service costs and amortization of losses in pension and other postemployment expense, (ii) interest income on cash and cash equivalents and (iii) other miscellaneous adjustments.

RISK FACTORS
Investing in the notes involves risks. Before you make a decision to buy any notes in the Offering, in addition to the risks and uncertainties discussed above in the section “Cautionary Note Regarding Forward-Looking Statements,” you should carefully read and consider the risks and uncertainties and the risk factors set forth below as well as under the caption “Risk Factors” in our 2022 Annual Report and in the Quarterly Reports, which are incorporated by reference in this prospectus supplement, and under the caption “Risk Factors” or any similar caption in the other documents and periodic or current reports that we file with the SEC after the date of this prospectus supplement that are incorporated or deemed to be incorporated by reference in this prospectus supplement as well as any risks described in any free writing prospectus that we provide you in connection with the Offering. Additionally, the risks and uncertainties discussed in this prospectus supplement or in any document incorporated by reference into this prospectus supplement are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations, and your investment in the notes, could be materially adversely affected by additional factors that apply to companies generally, as well as other risks that are not known to us or that we currently do not consider to be material.
Risks Related to the Notes and the Offering
The notes will be our senior unsecured obligations and will be effectively subordinated to our existing and future secured indebtedness (including our obligations under the Senior Secured Credit Facilities) to the extent of the value of the collateral securing such indebtedness.
The notes will be our senior unsecured obligations and will be effectively subordinated to our existing and future secured indebtedness (including our obligations under the Senior Secured Credit Facilities) to the extent of the value of the collateral securing such indebtedness. As of June 30, 2023, (i) we and our subsidiaries had approximately $2,753.0 million aggregate principal amount of outstanding indebtedness, of which (A) $2,733.8 million was secured indebtedness (excluding $17.8 million of finance leases and other debt) and (B) none constituted subordinated indebtedness, and (ii) there was $2,000.0 million of secured borrowing capacity available under our Revolving Credit Facility. See “Use of Proceeds” and “Capitalization.” Our assets securing our secured indebtedness will be subject to prior claims by such secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Our remaining assets, if any, will be available to you ratably with all of our other unsecured creditors, including trade creditors. If we do not have sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.
The notes will not be guaranteed by any of our subsidiaries, and so will be structurally subordinated to the debt and other liabilities of our existing and future subsidiaries (including the obligations of our existing and future subsidiaries under the Senior Secured Credit Facilities), and your right to receive payments on the notes could be adversely affected if any of such subsidiaries declares bankruptcy, liquidates or reorganizes.
The notes will not be guaranteed by any of our existing or future subsidiaries and, accordingly, our obligations under the notes are structurally subordinated to the debt and other liabilities of our existing and future subsidiaries (including the obligations of our existing and future subsidiaries under the Senior Secured Credit Facilities), who will not guarantee the notes. As of June 30, 2023, (i) we and our subsidiaries had approximately $2,753.0 million aggregate principal amount of outstanding indebtedness, of which (A) $2,733.8 million was secured indebtedness (excluding $17.8 million of finance leases and other debt) and (B) none constituted subordinated indebtedness, and (ii) there was $2,000.0 million of secured borrowing capacity available under our Revolving Credit Facility. See “Use of Proceeds” and “Capitalization.” In addition, we conduct substantially all of our operations through our subsidiaries and, accordingly, substantially all of our other liabilities (including trade payables) are liabilities of our subsidiaries.
Holders of the notes will not have any claim as a creditor against our existing and future subsidiaries. In the event that any of such subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their debt and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the notes will be structurally subordinated to all of the liabilities of such subsidiaries.

Our ability to meet our debt obligations largely depends on the performance of our subsidiaries and the ability to utilize the cash flows from those subsidiaries.
We conduct substantially all of our operations through our subsidiaries, none of which will be obligors under the notes. Accordingly, repayment of our indebtedness, including the notes, will be dependent in part on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries will not be guarantors of the notes. Unless they are obligors under our indebtedness, our subsidiaries will not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required payments on our indebtedness, including the notes, and we may be required to raise cash through the incurrence of additional debt, the issuance of equity or the sale of assets. We may not be able to raise cash through any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative measures may not allow us to meet our scheduled debt service obligations.
The terms of the indenture and the notes will provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.
While the indenture and the notes will contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect your investment in the notes. For example, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture and the notes, constitute a “change of control” that would require us to offer to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”
In addition, the indenture and the notes will not:
•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;
•	limit our ability to incur unsecured indebtedness;
•
restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness;
•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or
•	limit our ability to sell, merge or consolidate any of our subsidiaries.
As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.
We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on, or refinance, our debt obligations depends on our and our subsidiaries’ financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital, or restructure or refinance our indebtedness. We may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations.
If we cannot make scheduled payments on our debt, we will be in default. In that case, the lenders under the Revolving Credit Facility could terminate their commitments to loan money, and our secured lenders (including the lenders under the Senior Secured Credit Facilities) could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.
We and our subsidiaries are not restricted from incurring significant additional debt, including significant secured debt.
The indenture and the notes will not restrict our ability to incur additional debt. Although the indenture and the notes will contain limited restrictions on our ability to incur certain debt secured by liens on certain of our property, and the Credit Agreement governing the Senior Secured Credit Facilities contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness (including secured indebtedness) incurred in compliance with these restrictions could be substantial. Such restrictions under the Credit Agreement are solely for the benefit of the lenders thereunder and will cease to apply at the earlier of the maturity of the Senior Secured Credit Facilities or the termination of the Credit Agreement. In addition, we can increase the borrowing availability under the Senior Secured Credit Facilities by up to $1,600.0 million in the form of additional commitments under the Revolving Credit Facility and/or incremental term loans plus an additional amount so long as we do not exceed a specified senior secured leverage ratio. We also can incur additional secured indebtedness under the Senior Secured Credit Facilities if certain specified conditions are met under the credit agreement governing the Senior Secured Credit Facilities. If new debt is added to our current debt levels, the related risks that we now face could intensify.
We may not be able to finance a change of control repurchase offer as required by the indenture and the notes, and certain events that constitute a change of control (and an event of default) for purposes of our other indebtedness may not constitute a Change of Control Triggering Event for purposes of the notes.
Under the indenture and the notes, upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, unless we have given written notice with respect to a redemption of all of the notes of such series as described under “Description of Notes—Optional Redemption”, each holder of notes of such series will have the right to require us to repurchase all or a portion of such holder’s notes of such series, at a repurchase price equal to 101% of the principal amount of the notes of such series (or such higher amount as we may determine) plus accrued and unpaid interest thereon to, but not including, the date of purchase. We may not be able to repurchase the notes of a series upon a Change of Control Triggering Event because we may not have sufficient financial resources to purchase all of the notes that would be tendered upon a Change of Control Triggering Event. Our failure to repurchase the notes upon a Change of Control Triggering Event would cause an event of default with respect to such series under the indenture and the notes and, if the outstanding principal amount of such notes exceeds applicable thresholds under the Credit Agreement, a cross-default under the Credit Agreement.
The Credit Agreement also provides that a change of control (as described therein) is an event of default that permits lenders to terminate their commitments and declare the principal of and any accrued interest and fees in respect to all borrowings thereunder to be due and payable. Any indebtedness we incur in the future may provide that certain change of control events constitute an event of default or require us to repurchase such indebtedness. Those change of control events under the Credit Agreement include, and those change of control events in any such future indebtedness may include, events that do not constitute a Change of Control Triggering Event with respect to the notes.
We cannot assure you that we will have the financial resources available or that we will be permitted by our debt instruments to repay or refinance our other indebtedness upon a change of control or to fulfill our obligations under the notes upon the occurrence of a Change of Control Triggering Event in the future. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.
One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of the assets of us and our subsidiaries, taken as a whole. There is no precise definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes (or to comply with such other covenants) as a result of a sale, transfer, conveyance or other disposition of less than all the assets of us and our subsidiaries, taken as a whole, to any person or group of persons may be uncertain.
Ratings of the notes and other factors may affect the market price and marketability of the notes.
Credit ratings are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time it issues the rating. An explanation of the significance of such rating may be obtained from such rating agency. Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. There is no assurance that any credit ratings will be issued or remain in effect for any given period of time or that any ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that any ratings may be lowered in connection with the Offering or in connection with future events, such as future acquisitions. Holders of the notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any ratings. Any actual or anticipated lowering, suspension or withdrawal of such ratings, including an announcement that any of our ratings are under review for downgrade, may have an adverse effect on the market price or marketability of the notes. None of us, the underwriters or the trustee undertakes any obligation to maintain credit rating or advise noteholders of any change in ratings. In addition, the condition of the financial markets, prevailing interest rates, and other factors have fluctuated in the past and are likely to fluctuate in the future, which may adversely affect the market price or marketability of the notes.
We cannot assure you that an active trading market will develop for the notes.
Each of the 2028 notes and the 2033 notes will be a new and separate series of our debt securities. There are no public trading markets for either series of the notes, and we do not intend to apply for listing of either series of the notes on any national securities exchange or for quotation of either series of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the Offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for the notes of any series or that an active public market for the notes of any series will develop. If an active public trading market for the notes of any series does not develop, the market price and liquidity of the notes of any series may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

USE OF PROCEEDS
We estimate that the net proceeds of the Offering will be approximately $1,480.9 million after deducting underwriting discounts and before estimated offering expenses payable by us. We intend to use the net proceeds of the Offering to repay a portion of the amounts outstanding under our Senior Secured Credit Facilities.
As of June 30, 2023, we and our subsidiaries had $2,733.8 million of outstanding borrowings under the Senior Secured Credit Facilities (net of unamortized discounts), which mature on February 28, 2027. As of June 30, 2023, the applicable interest rate for borrowings under the Senior Secured Credit Facilities was approximately 7.00% and the weighted average interest rate was 6.59% for the six month period ended June 30, 2023. The borrowings under the Dollar Term Loan had been incurred to refinance existing indebtedness. The borrowings under the Dollar Term Loan B had been incurred to make a one-time special cash payment of $1,900 million to a subsidiary of Ingersoll-Rand plc in connection with our acquisition of and merger with the Industrial business of Ingersoll-Rand plc completed in 2020.
Certain of the underwriters or their affiliates are lenders under the Senior Secured Credit Facilities. Accordingly, such underwriters or their affiliates will receive a portion of the net proceeds from the Offering in connection with our repayment of borrowings under the Senior Secured Credit Facilities. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2023:
•	on a historical basis; and
•	as adjusted for the Offering and the use of proceeds therefrom to repay a portion of the amounts outstanding under our Senior Secured Credit Facilities.
The information in this table should be read in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and the accompanying prospectus. You should also read the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements included in our 2022 Annual Report and Quarterly Reports, in each case incorporated by reference into this prospectus supplement and the accompanying prospectus.
	As of June 30, 2023	As Adjusted for the Offering
	(in millions)
Cash and cash equivalents	$1,178.1	$1,178.1
Short-term borrowings	$1.4	$1.4
Long-term debt, including current maturities:
Senior Secured Credit Facilities:
Revolving Credit Facility	—	—
Dollar Term Loan B(1)	1,837.0	357.1
Dollar Term Loan(2)	896.8	896.8
2028 Notes offered hereby (net of discount)	—	498.1
2033 Notes offered hereby (net of discount)	—	992.3
Finance leases and other long-term debt	17.8	17.8
Unamortized debt issuance costs	(23.2)	(25.3)
Total long-term debt, net, including current maturities	$2,728.4	$2,736.8
Total stockholders’ equity	$9,480.4	$9,480.4
Total capitalization	$12,210.2	$12,218.6
(1)
As of June 30, 2023, this amount is presented net of unamortized discounts of $1.3 million. As adjusted amount reflects the use of proceeds for the Offering and a $1.0 million decrease to unamortized discount we expect to realize in connection with the repayment of a portion of the amounts outstanding under our Senior Secured Credit Facilities.

(2)	As of June 30, 2023, this amount is presented net of unamortized discounts of $0.6 million.

DESCRIPTION OF NOTES
The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Notes and the Indenture and those terms made a part thereof by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Ingersoll Rand Inc., the issuer of the Notes, and not to any of its subsidiaries. Certain terms used in this Description of the Notes are defined under the heading “—Certain Definitions”.
The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent, supersedes and replaces, the “Description of Debt Securities” set forth in the accompanying prospectus.
General
Each of the 5.400% Senior Notes due 2028 (the “2028 Notes”) and the 5.700% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”) will be a new and separate series of our debt securities issued pursuant to an indenture, to be dated as of the date of original issuance of the Notes offered hereby (such date, the “Issue Date” and such indenture, the “Base Indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and a related supplemental indenture, to be dated as of the Issue Date, between us and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).
The 2028 Notes will initially be limited to $500,000,000 aggregate principal amount and the 2033 Notes will initially be limited to $1,000,000,000 aggregate principal amount.
The Indenture does not limit the amount of debt securities that we may issue under the Indenture and provides that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of any holders of the Notes, issue additional Notes of each series under the Indenture having the same interest rate, maturity and other terms (except for the issue date, the public offering price, the first interest payment date and the date from which interest shall accrue) as, and ranking equally and ratably with, the Notes of such series (“Additional Notes”). Any Additional Notes of a series, together with the existing Notes of such series, will constitute and form a single series of Notes under the Indenture, including for purposes of voting and redemptions, and any such Additional Notes of a series will be fungible with the existing Notes of such series for United States federal income tax purposes. No such Additional Notes may be issued if an event of default has occurred and is continuing with respect to such series of Notes or if such Additional Notes will not be fungible with the existing Notes of such series for United States federal income tax purposes. The Indenture and the terms of the Notes will not contain any covenants (other than those described herein) designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.
The 2028 Notes will mature on August 14, 2028, unless previously redeemed or repurchased in whole, and will bear interest at an annual rate of 5.400% per year. The 2033 Notes will mature on August 14, 2033, unless previously redeemed or repurchased in whole, and will bear interest at an annual rate of 5.700% per year.
Interest on each series of the Notes will accrue from August 14, 2023, and will be payable semi-annually on February 14 and August 14 of each year, beginning on February 14, 2024, to holders of record of the Notes of such series at the close of business on the January 31 or July 31 (whether or not that date is a Business Day), as the case may be, immediately preceding such interest payment date, and on the maturity date for such series of Notes. Interest on each series of the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
If any interest payment date would otherwise be a day that is not a Business Day, that interest payment date will be postponed to the next date that is a Business Day. If the maturity date of Notes of a series falls on a day that is not a Business Day, the related payment of principal and interest for the Notes of such series will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable in respect of such Notes for the period from and after such date to the next Business Day.
The Notes will not be entitled to the benefit of any sinking fund.

The Notes of each series will be issued only in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry System; Delivery and Form,” no Notes will be issuable in certificated form.
There are no public trading markets for either series of the Notes, and we do not intend to apply for listing of either series of the Notes on any national securities exchange or for quotation of either series of the Notes on any automated dealer quotation system.
Ranking
The Notes of each series will be our senior unsecured obligations and will:
•	rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding;
•	rank senior in right of payment to all of our subordinated indebtedness from time to time outstanding; and
•
effectively rank junior to all of the indebtedness and other liabilities of our subsidiaries from time to time outstanding (including the obligations of our subsidiaries under the Senior Secured Credit Facilities) and to all of our secured indebtedness from time to time outstanding (including our obligations under the Senior Secured Credit Facilities) to the extent of the value of the assets securing such secured indebtedness.

See “Risk Factors—Risks Related to the Notes and the Offering—The notes will be our senior unsecured obligations and will be effectively subordinated to our existing and future secured indebtedness (including our obligations under the Senior Secured Credit Facilities) to the extent of the value of the collateral securing such indebtedness” and “Risk Factors—Risks Related to the Notes and the Offering —The notes will not be guaranteed by any of our subsidiaries, and so will be structurally subordinated to the debt and other liabilities of our existing and future subsidiaries (including the obligations of our existing and future subsidiaries under the Senior Secured Credit Facilities), and your right to receive payments on the notes could be adversely affected if any of such subsidiaries declares bankruptcy, liquidates or reorganizes.”
As of June 30, 2023, (i) we and our subsidiaries had approximately $2,753.0 million aggregate principal amount of outstanding indebtedness, of which (A) $2,733.8 million was secured indebtedness (excluding $17.8 million of finance leases and other debt) and (B) none constituted subordinated indebtedness, and (ii) there was $2,000.0 million of secured borrowing capacity available under our Revolving Credit Facility. See “Use of Proceeds” and “Capitalization.”
Optional Redemption
Prior to the applicable Par Call Date, we may redeem the Notes of a series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) 25 basis points in the case of the 2028 Notes or (ii) 30 basis points in the case of the 2033 Notes less (b) interest accrued thereon to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
On or after the applicable Par Call Date, we may redeem the Notes of a series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:
“Par Call Date” means (i) with respect to the 2028 Notes, July 14, 2028 (the date that is one month prior to the maturity date of the 2028 Notes) and (ii) with respect to the 2033 Notes, May 14, 2033 (the date that is three months prior to the maturity date of the 2033 Notes).
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third Business Day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.
The calculation or determination of the redemption price shall be made by us or on our behalf by such Person as we shall designate. For the avoidance of doubt, the calculation or determination of the redemption price shall not be the obligation or responsibility of the Trustee or paying agent.

Selection and Notice of Redemption
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the procedures of the clearing agency that is designated to act as depositary (the “Depositary”), which will initially be The Depository Trust Company (“DTC”)) at least 10 days but not more than 60 days before the redemption date to each holder of record of Notes to be redeemed.
In the case of a partial redemption of a series of Notes, (i) if the Notes are global Notes, selection of the Notes of such series for redemption will be made in accordance with the standard policies and procedures of DTC or any successor Depositary and (ii) if the Notes are not global Notes, selection of the Notes of such series for redemption will be made pro rata, by lot or by such other method as the registrar or paying agent, in consultation with the Company, deems fair and appropriate, unless otherwise required by applicable law. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note of a series is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of such Note to be redeemed. A new Note of such series in a principal amount equal to the unredeemed portion of such Note will be issued in the name of the holder of such Note upon surrender for cancellation of the original Note. Notwithstanding the foregoing, for so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes of a series shall be done in accordance with the policies and procedures of DTC (or such other Depositary).
Notice of any redemption of, or any offer to purchase, the Notes may, at the Company’s discretion, be given in connection with another transaction (or series of related transactions) and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date or purchase date or by the redemption date or purchase date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if the Company reasonably believes that any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice or offer that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or offer to purchase may be performed by another Person (but the Company shall remain responsible in the event of any failure of such other Person to perform any such obligation).
Unless the applicable notice of redemption has been rescinded in accordance with the immediately preceding paragraph, (i) Notes called for redemption or purchase (including accrued and unpaid interest, if any) become due on the date fixed for redemption or purchase or on such date as so delayed and (ii) on and after the redemption or purchase date or such date as so delayed, unless the Company defaults in payment of the redemption or purchase price or accrued interest, interest shall cease to accrue on Notes or portions of them called for redemption or purchase.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. In addition, other than as required under “Offer to Repurchase Upon a Change of Control Triggering Event,” the Company will not be required to offer to repurchase or redeem or otherwise modify the terms of any of the Notes upon a Change of Control of, or other events involving, the Company or any of its Subsidiaries which may adversely affect the creditworthiness of the Notes. The Company and its affiliates may at any time and from time to time acquire the Notes by means other than a redemption, whether pursuant to a tender offer, purchases in the open market, in privately negotiated transactions or otherwise.
Certain Covenants
Limitation on Liens
We will not, and will not permit any Material Subsidiary to, create, assume or permit to exist any Lien (other than Permitted Liens) on any Principal Property, now owned or hereafter acquired by us or any Material

Subsidiary, to secure Debt, unless the Notes are simultaneously or prior thereto secured equally and ratably with (or prior to) such Debt, for so long as such Debt shall be so secured.
“Permitted Liens” means:
(1)	Liens under the Senior Secured Credit Facilities;
(2)	Liens (other than Liens under the Senior Secured Credit Facilities) existing on the Issue Date;
(3)	Liens in favor of the Trustee for the benefit of holders of the Notes;
(4)	(a) Liens in favor of us and (b) Liens of a Material Subsidiary in favor of one or more of our other Subsidiaries;
(5)
Liens on any property existing at the time we or a Material Subsidiary acquired or leased such property, including property acquired by us or a Material Subsidiary through a merger or similar transaction;

(6)
Liens on any Principal Property to secure Debt incurred to provide funds for all or part of the cost of acquisition, construction, development, replacement, repair or improvement of such Principal Property, whether through the direct purchase of assets or the equity interests of any Person owning such assets; provided that (a) such Liens are limited to the Principal Property which was so acquired, constructed, developed or improved, as applicable, and (b) the commitment of the creditor to extend the Debt secured by any such Lien shall have been obtained not later than 24 months after the later of (i) the completion of the acquisition, construction, development, replacement, repair or improvement of such Principal Property and (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed, replaced, repaired or improved;

(7)	Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;
(8)
Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(9)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions;

(10)
Liens securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (b) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (c) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(11)
Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or our Subsidiaries with respect to which we or our Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of our Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which we or any of our Subsidiaries is a party;

(12)
easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property that in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary course conduct of our business or the business of our Subsidiaries, taken as a whole;

(13)	Liens securing obligations in respect of Capital Leases on assets subject to such leases; provided that such leases are not otherwise prohibited;

(14)
any Lien renewing, extending or replacing any Lien referred to in any of clauses (2) through (13) above, to the extent that (a) the principal amount of the Debt secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension or replacement are encumbered thereby;

(15)
Liens securing Debt in an aggregate amount at the time of the creation of such Lien that, together with (a) the amount of Debt secured by other Liens pursuant to this clause (15) at such time and (b) the amount of Attributable Debt in respect of Sale and Leaseback Transactions entered into pursuant to clause (1) of “—Limitation on Sale and Leaseback Transactions” at such time, do not exceed an amount equal to the greater of (i) 15% of Consolidated Tangible Assets and (ii) $1,000 million; or

(16)
Liens arising under the Indenture in favor of the Trustee, in its capacity as such, for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing indebtedness permitted to be incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the Trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such indebtedness.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.
Limitation on Sale and Leaseback Transactions
The Indenture provides that we will not, and will not permit any Material Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property owned by us or such Material Subsidiary. However, a Sale and Leaseback Transaction will not be prohibited if:
(1)
the Company or such Material Subsidiary, at the time of entering into such Sale and Leaseback Transaction, would be entitled to incur Debt secured by a Lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction, without equally and ratably securing the Notes, pursuant to clause (15) of “—Limitations on Liens” above;

(2)
(a) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair market value of the Principal Property leased pursuant to such transaction (as determined by our Board in good faith) and (b) an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by us) is applied within 180 days of the Sale and Leaseback Transaction to either (x) the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or (y) the voluntary retirement or repayment (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Funded Debt of ours (other than indebtedness subordinated to the Notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(3)	the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or
(4)	the lease is between us and one of our Material Subsidiaries or between our Material Subsidiaries.
Reports and Other Information
To the extent any Notes are outstanding, we will furnish to the Trustee any reports, information and documents that we are required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after such report, information or document is required to be filed with the SEC. All such reports, information or documents referred to in this covenant that we file with the SEC via the SEC’s EDGAR system (or any successor system) will be deemed to be filed with the Trustee and transmitted to holders of the Notes at the time such reports, information or documents are filed via the EDGAR system (or any successor system).
Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an officer’s certificate).
The Trustee shall have no obligation to determine if and when the Company’s statements or reports are publicly available and accessible electronically.
In the event that any direct or indirect Parent Entity of us becomes a full and unconditional guarantor of the Notes, the Indenture will permit us to satisfy our obligations in this covenant with respect to some financial information relating to us by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to us and our Subsidiaries on a standalone basis, on the other hand.
Consolidation, Merger and Sale of Assets
We will not, in a single transaction or through a series of related transactions, (1) consolidate with or combine with or merge with or into, directly or indirectly, any other Person or Persons or sell, assign (excluding any assignment solely as collateral for security purposes under a credit facility but not any outright assignment upon the foreclosure of any such collateral), transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of us and our Subsidiaries, taken as a whole, to any other Person or Persons, or (2) permit any Person to consolidate with or combine with or merge into us, unless:
(a)
either (i) we are the surviving Person or (ii) if we are not the surviving Person, then the surviving Person formed by such consolidation or combination or into which we are merged or the Person to which our properties and assets are so sold, assigned, transferred, leased or otherwise disposed of shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, on condition that the surviving Person shall execute and deliver to the Trustee a supplemental indenture expressly assuming the Company’s obligations under the Notes and the Indenture;

(b)	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Indenture; and
(c)
we or the surviving Person will have delivered to the Trustee an officer’s certificate and opinion of counsel stating that the transaction or series of related transactions and supplemental indenture, if any, complies with the Indenture.

Upon any such consolidation, combination, merger, sale, assignment, transfer, lease or other disposition of all or substantially all of the consolidated assets of us and our Subsidiaries, taken as a whole, (x) the surviving Person (if not us) shall succeed to, and be substituted for us, and may exercise every right and power of ours, and (y) (except in the case of any such lease) we shall be discharged from our obligations under the Notes and the Indenture and may be liquidated and dissolved.
Offer to Repurchase Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to a series of Notes, unless we have given written notice with respect to a redemption of all of the Notes of such series as described under “—Optional Redemption,” each holder of Notes of such series will have the right to require us to purchase all or a portion of such holder’s Notes of such series pursuant to the offer described below, at a purchase price equal to 101% of the principal amount of the Notes of such series repurchased (or such higher amount as the Company may determine (the “Change of Control Offer” and, any Change of Control Offer at such a higher amount, an “Alternate Offer”)) plus accrued and unpaid interest thereon to, but not including, the date of purchase (a “Change of Control Payment”).
Within 30 days following the date upon which the Change of Control Triggering Event with respect to a series of Notes occurred, or at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, we will mail or send electronically pursuant to applicable Depositary procedures or regulations a notice to each holder of Notes of such series, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 10 days nor later than 60 days from the date such notice is so mailed or sent electronically, other than as may be required by law (the “Change of Control Payment Date”); provided, that the Change of Control Payment Date may be delayed, in the Company’s discretion, until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in the following sentence shall be satisfied or waived. Notwithstanding anything to the contrary in the Indenture, (i) any failure by the Company to make the Change of Control Payment for all Notes of each series validly tendered and not validly withdrawn pursuant to a Change of Control Offer on or before the 90th day following the occurrence of the applicable Change of Control Triggering Event shall constitute an event of default with respect to such series of Notes and (ii) no rescission of any notice of purchase shall relieve the Company of its obligations to complete the Change of Control Offer in the event a Change of Control Triggering Event does occur. The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date or such other conditions specified therein and shall describe each such condition, and, if applicable, shall state that, in the Company’s discretion (including more than 60 days after the notice is mailed or delivered), the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Company reasonably believes that any or all such conditions (including the occurrence of the Change of Control Triggering Event) will not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed. The notice will also state that (i) any failure by the Company to make the Change of Control Payment for all Notes of each series validly tendered and not validly withdrawn pursuant to a Change of Control Offer on or before the 90th day following the occurrence of the applicable Change of Control Triggering Event shall constitute an event of default with respect to such series of Notes and (ii) no rescission of any notice of purchase shall relieve the Company of its obligations to complete the Change of Control Offer in the event a Change of Control Triggering Event does occur. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.
On each Change of Control Payment Date, we will, to the extent lawful:
•	accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;
•
deposit with the paying agent (or, if we are acting as our own paying agent, segregate and hold in trust) an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

•
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The Change of Control Triggering Event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed above under “—Certain Covenants,” we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer). To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of such conflicts.
The definition of Change of Control and the covenant described under “—Consolidation, Merger and Sale of Assets” include a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, transfer, conveyance of other disposition of less than all of the assets of the Company and its Subsidiaries, taken as a whole, to any person or group of persons may be uncertain.
The Senior Secured Credit Facilities provide that certain change of control events constitute an event of default thereunder. Any indebtedness we incur in the future may provide that certain change of control events constitute an event of default or require us to purchase such indebtedness. Those change of control events under the Senior Secured Credit Facilities include, and those change of control events in any such future indebtedness may include, events that do not constitute a Change of Control Triggering Event with respect to the Notes. Moreover, even if a change of control event constitutes a Change of Control Triggering Event, our ability to pay cash to the holders of Notes following the occurrence of such Change of Control Triggering Event may be limited by our then-existing financial resources. See “Risk Factors—Risks Related to the Notes and the Offering—We may not be able to finance a change of control repurchase offer as required by the indenture and the notes, and certain events that constitute a change of control (and an event of default) for purposes of our other indebtedness may not constitute a Change of Control Triggering Event for purposes of the notes.”
“Change of Control” means the occurrence on or after the Issue Date of any one of the following:
(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one or more of its Subsidiaries;

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)	the approval by the holders of the Voting Stock of the Company of any plan for the liquidation or dissolution of the Company.
Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, a Person or group shall not be deemed to beneficially own Voting Stock (i) subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) as a result of the existence of such agreement until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (ii) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1)(A) the Company becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (B) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding Voting Stock, measured by voting power rather than number of shares, of (A) a holding company (which shall include a parent company) of which the Company is a direct or indirect wholly owned subsidiary, (B) a Person to whom all or substantially all of the assets of the Company and its Subsidiaries has been sold, leased, transferred, or otherwise conveyed, or (C) the surviving Person in a merger, consolidation or combination of the Company.
“Change of Control Triggering Event,” with respect to a series of Notes, means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes of such series.
“Fitch” means Fitch Ratings, Inc. and its successors.
“Investment Grade Rating” means a rating equal to or better than (i) BBB- (or the equivalent) by Fitch, (ii) Baa3 (or the equivalent) by Moody’s, (iii) BBB- (or the equivalent) by S&P, and (iv) the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Rating Agency” means each of Fitch, Moody’s and S&P, or if at least two of such agencies shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies (as defined in Section 3(a)(62) of the Exchange Act), as the case may be, selected by us which shall be substituted for Fitch, Moody’s or S&P, or two of them, as the case may be.
“Rating Decline” means, with respect to any series of Notes, the occurrence of a decrease in the rating of the Notes of such series by one or more gradations by any two of three Rating Agencies (including gradations within the rating categories, as well as between categories), during the period beginning on the earlier of (x) the date of public notice of the occurrence of a Change of Control, (y) public notice of an arrangement that could result in a Change of Control or (z) the date that the possibility of such transaction was disclosed to any of the Rating Agencies and ending 60 days following the consummation of such Change of Control (which period shall be extended so long as the rating of such series of Notes is under publicly announced ratings review for a possible downgrade by any of the Rating Agencies, it being understood that a change in ratings outlook by any of the Rating Agencies shall not extend such period). Notwithstanding the foregoing, a Ratings Decline shall not be deemed to have occurred so long as such series of Notes has an Investment Grade Rating from at least two of three Rating Agencies at the end of such period.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
Events of Default
The Notes of each series will be subject to the following events of default under the Indenture:
(1)	default for 30 days in payment of any interest due and payable on any Note of such series;
(2)	default in payment of principal or premium (if any) on any Notes of such series when due and payable, whether at maturity or upon acceleration, redemption, required repurchase or otherwise;
(3)
our failure to comply with the covenant described under “Certain Covenants—Consolidation, Merger and Sale of Assets,” or our failure, for 180 days after written notice to us by the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes of such series to comply with the reporting requirements under the Indenture;

(4)
default in our performance of any other covenants or agreements in respect of the Notes of such series contained in the Indenture or the Notes of such series for 90 days after written notice is received by us from the Trustee, or received by us and the Trustee from the holders of at least 25% in aggregate principal amount of the Notes of such series then outstanding;

(5)
an event of default under the terms of any indenture or instrument for borrowed money under which we or any of our Subsidiaries has outstanding an aggregate principal amount of at least $150,000,000 which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 30 days after notice of such acceleration);

(6)
the entry against the Company, any Material Subsidiary or any Significant Subsidiary of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $150,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; and

(7)	certain events of bankruptcy, insolvency and reorganization of us or our Significant Subsidiaries.
The Indenture will provide that, while the Trustee generally must mail notice of a default or event of default to the registered holders of the Notes of the relevant series within the later of 30 days after obtaining written notice of such default or 90 days of occurrence, the Trustee may withhold notice of any default or event of default (except in payment on the Notes) if the Trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of such series of Notes.
The Indenture will provide that if an event of default occurs and is continuing with respect to the Notes of a series, the Trustee may, and at the direction of the registered holders of at least 25% in aggregate principal amount of the outstanding Notes of such series shall (subject to the Trustee being indemnified or secured or prefunded to its satisfaction by holders), declare the principal amount plus accrued and unpaid interest, if any, on Notes of such series to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs, the principal amount plus accrued and unpaid interest, if any, on the Notes will become immediately due and payable without any action on the part of the Trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the Notes of the relevant series have been cured (other than the nonpayment of principal of the Notes of such series which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of the Notes of such series may rescind the declaration of acceleration.
The holders of a majority in principal amount of the outstanding Notes of a series generally, by written notice to the Trustee, may waive any existing or past default or event of default under the Indenture or the Notes of such series. However, those holders may not waive any default or event of default regarding any payment on any Note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected as described below.
A holder of Notes of a series may not pursue any remedy under the Indenture or the Notes of any series unless:
(1)	the holder gives the Trustee written notice of a continuing event of default for the Notes of such series;
(2)	the holders of at least 25% in aggregate principal amount of the outstanding Notes of such series make a written request to the Trustee to pursue the remedy;
(3)	the holder offers to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)	the Trustee fails to act for a period of 60 days after receipt of notice and offer of security or indemnity; and
(5)	during that 60-day period, the holders of a majority in principal amount of the Notes of such series do not give the Trustee a direction inconsistent with the request.
These provisions, however, do not affect the right of a holder of Notes of a series to sue for enforcement of payment of the principal of or interest on the holder’s Notes on or after the respective due dates expressed in its Notes.

We will deliver certificates to the Trustee annually regarding our compliance with our obligations under the Indenture. Upon our becoming aware of any default or event of default, we will be required within seven Business Days to deliver to the Trustee a statement specifying such default or event of default.
An event of default with respect to one series of the Notes or other indebtedness will not necessarily be an event of default for another series of the Notes.
Modification and Waiver
From time to time, we and the Trustee may, without the consent of holders of the Notes of any series, amend or supplement the Indenture (as it relates to such series of the Notes) or the Notes of such series, or waive compliance in a particular instance by us with any provision of the Indenture (as it relates to such series of the Notes) or the Notes of such series:
•
to cure any ambiguity, omission, defect or inconsistency, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture, in each case, that does not adversely affect holders of the Notes of such series in any material respect;

•	to provide for the assumption of our obligations under the Indenture by a successor in accordance with the covenant described in “—Consolidation, Merger and Sale of Assets”;
•	add guarantors with respect to the Notes of such series;
•	to provide or release any security, so long as such modification or release is otherwise permitted under the Indenture;
•	to comply with any requirement in connection with the qualification of the Indenture under the TIA;
•	to add covenants to the Notes of such series for the benefit of the holders of the Notes of such series or to surrender any rights we have under the Indenture;
•	to add events of default with respect to the Notes of such series;
•	to add circumstances under which we will pay additional interest on the Notes of such series;
•
to make any change that would provide any additional rights or benefits to the holders of the Notes of such series or that does not adversely affect the rights under the Indenture of any holder of the Notes of such series in any material respect;

•	to conform the provisions of the Indenture to this “Description of the Notes” section;
•	to provide for the issuance of and establish the form and terms and conditions of additional debt securities of any series, including Additional Notes, as permitted by the Indenture;
•	to provide for uncertificated Notes in addition to or in place of certificated Notes;
•
to change or eliminate any of the provisions of the Indenture, on condition that any such change or elimination will become effective only when there are no outstanding Notes of such series that is adversely affected by such change in or elimination of such provision;

•
to supplement any of the provisions of the Indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of such series of Notes as permitted under the Indenture; provided that any such action will not adversely affect the interests of the holders of Notes of that or any other series in any material respect;

•
to evidence and provide for the acceptance under the Indenture by a successor trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

•
to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not adversely affect the rights of Holders to transfer Notes;

•	to comply with the rules of any applicable securities depositary; or
•	to add collateral with respect to any or all of the Notes of such series.
From time to time we and the Trustee may, with the consent of holders of at least a majority in principal amount of the Notes of such series then outstanding, amend or supplement the Indenture (as it relates to such series of the Notes) or the Notes of such series, or waive compliance in a particular instance by us with any provision of the Indenture (as it relates to such series of the Notes) or the Notes of such series (including waivers obtained in connection with a purchase of, or a tender offer or exchange offer for, Securities of such series). We may not, however, without the consent of each holder of such series of Notes affected by such action, modify or supplement the Indenture (as it relates to such series of the Notes) or the Notes of such series or waive compliance with any provision of the Indenture (as it relates to such series of the Notes) or the Notes of such series in order to:
•	make any change in the percentage of principal amount of Notes of such series whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;
•	reduce any rate of interest or change the time for payment of interest on the Notes of such series;
•	reduce the principal amount of the Notes of such series or change their final stated maturity;
•	make payments on the Notes payable in currency other than as originally stated in Notes of such series;
•
reduce the amount payable, including any premium payable upon, the optional or mandatory redemption or repurchase of any Notes or change the time (other than amendments related to notice provisions) at which any Notes may be redeemed;

•
change the provisions relating to the waiver of past defaults or impair the holder’s right to institute suit for the enforcement of any payment on Notes (other than as permitted by the immediately succeeding bullet); or

•
waive a continuing default or event of default regarding any principal or interest payment on Notes of such series (except a rescission of acceleration of the Notes by holders of at least a majority in aggregate principal amount of the then-outstanding Notes of such series and a waiver of the payment default that resulted from such acceleration).

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, supplement or waiver; it is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.
Special Rules for Action by Holders
Only holders of outstanding Notes of the applicable series will be eligible to take any action under the Indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the Trustee an instruction with respect to the Notes of such series. Also, we will count only outstanding Notes in determining whether the various percentage requirements for taking action have been met. Any Notes owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.
We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the Indenture. In certain limited circumstances, only the Trustee will be entitled to set a record date for action by holders. If we or the Trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the Trustee specifies if it sets the record date. We or the Trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global Notes may be set in accordance with procedures established by the Depositary from time to time. Accordingly, record dates for global Notes may differ from those for other Notes.

Discharge and Defeasance
Discharge
We may satisfy and discharge our obligations under a series of Notes and the Indenture (as it relates to such series of Notes) (a) by delivering, if applicable, to the Trustee for cancellation all outstanding Notes of such series or (b) by depositing with the Trustee as trust funds in trust solely for the benefit of the holders of such Notes, after the Notes of such series have become due and payable, or will become due and payable within one year by reason of the mailing of a notice of redemption, (i) cash in U.S. dollars, (ii) Government Securities or (iii) a combination of both, in any case sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes of such series not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest and any additional amounts (as further defined in the Indenture), if any, to the date of maturity or redemption. Such discharge is subject to terms contained in the Indenture.
Defeasance
When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture.
If we deposit with the Trustee cash in U.S. dollars, Government Securities or a combination of both, in any case sufficient, in the opinion of an independent nationally recognized investment bank, appraisal firm or firm of certified public accountants, to make payments on the Notes of a series issued under the Indenture on the dates those payments are due, then, at our option, either of the following will occur:
•	we will be discharged from our obligations with respect to the Notes of such series (“Legal Defeasance”); or
•
we will no longer have any obligation to comply with specified restrictive covenants, if any, with respect to the Notes of such series, including the provisions described under the headings “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” “—Certain Covenants—Reports and Other Information” and “—Offer to Repurchase Upon a Change of Control Triggering Event”, and certain covenants in the Indenture related to our corporate existence, and the related events of default will no longer apply (“Covenant Defeasance”).

If a series of Notes is defeased, the holders of the Notes of such series will not be entitled to the benefits of the Indenture, except for obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold money for payment in trust. In the case of Covenant Defeasance, our obligation to pay principal, premium and interest on the Notes will also survive.
We will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect Legal Defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.
Governing Law
The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.
Payments and Paying Agents
We will make payments on the Notes in U.S. dollars at the office of the Trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. We will make interest payments to the person in whose name the Notes is registered at the close of business on the record date for the interest payment.
We will make payments on a global Note in accordance with the applicable policies of the Depositary as in effect from time to time. Under those policies, we will pay directly to the Depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global Note. An indirect owner’s right to receive payments will be governed by the rules and practices of the Depositary and its participants.

Initially, the Trustee will be designated as the paying agent for payments on the Notes issued under the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.
Regardless of who acts as paying agent, and subject to applicable escheatment rules and regulations, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to a holder will be repaid to us. After that one-year period, the holder may look only to us for payment and not to the Trustee, any other paying agent or anyone else.
Transfer and Exchange
A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes and fees required by law as a result of, and due on, such transfer. The Company is not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or other tender offer. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
The registered Holder will be treated as the owner of the Note for all purposes.
Concerning the Trustee
If the Trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
The holders of a majority in principal amount of the then outstanding Notes of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.
The Indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care that a prudent person would use under the circumstances in the conduct of such person’s own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security, indemnity or prefunding satisfactory to it against any loss, liability or expense.
Deutsche Bank Trust Company Americas will be the Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes. Each holder, by accepting the Notes will be deemed to agree, for the benefit of the Trustee that it is solely responsible for its own independent appraisal of and investigation into all risks arising under or in connection with the Notes and the Indenture and has not relied on and will not at any time rely on the Trustee in respect of such risks.
Notices
Notices to be given to holders of a global Notes will be given only to the Depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of Notes not in global form will be delivered in person, by facsimile (or other electronic means), or sent by first-class mail to the respective addresses of the holders as they appear in the registrar’s records, and will be deemed given at the time of delivery, if in person, when receipt is acknowledged, if sent by facsimile (or other electronic means), or five calendar days after being deposited in the mail, if mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.
Certain Definitions
“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the Notes of each series then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.
“Board” with respect to a Person means the board of directors (or similar body, including any sole or managing member, as applicable) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body, including any sole or managing member, as applicable).
“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the Notes of the applicable series are authorized or required by law to close.
“Capital Lease” means a lease of any property (whether real, personal or mixed) that, in conformity with GAAP, the lessee is, or is required to, account for as a capital lease on its balance sheet; provided that leases that are or would be characterized as operating leases of the lessee in accordance with GAAP as in effect on January 1, 2012 (whether or not such operating leases were in effect on such date) shall continue to constitute operating leases (and not Capital Leases) for purposes of this definition regardless of any change in GAAP following such date that would otherwise require such leases to be accounted for as capital leases on the lessee’s balance sheet.
“Consolidated Tangible Assets” means, as of any date of determination, total assets (excluding treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets) of us and our Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal quarter on or prior to such date of determination for which financial statements are available, as determined in accordance with GAAP.
“Debt” means with respect to a Person all obligations of such Person for borrowed money (including interest) and all obligations of any other Person for borrowed money (including interest) guaranteed by such Person.
“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date (notwithstanding that any portion of such Debt is included in current liabilities), including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Government Securities” means non-callable direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.
“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.
“Material Subsidiary” means any Subsidiary of ours which owns a Principal Property.

“Parent Entity” means any Person that, (i) with respect to another Person, owns more than 50% of the total voting power of the Voting Stock of such other Person and controls such other Person and (ii) consolidates such other Person in its financial statements.
“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.
“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by us or any of our Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 1.0% of Consolidated Tangible Assets (including, for purposes of such calculation, the land, land improvements, buildings and such fixtures comprising such office, plant or facilities, as the case may be). Any plant, warehouse, office building or parcel of real property or portion thereof will not be a Principal Property if our Board in good faith determines it is not of material importance to the business conducted by us and our Subsidiaries taken as a whole.
“Revolving Credit Facility” means our $2,000.0 million revolving credit facility, which forms a part of the Senior Secured Credit Facilities.
“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby the Company or any Subsidiary transfers such property to another Person and the Company or the Subsidiary leases or rents it from such Person.
“Senior Secured Credit Facilities” means that certain senior secured credit agreement, dated as of July 30, 2013, among us, the administrative agent and the other parties thereto, as amended by amendments number 1 through 9 thereto, and as the same may be further amended, restated or otherwise modified from time to time (other than any further amendment, restatement or other modification that would have the effect of extending the maturity thereof, increasing the borrowing capacity thereunder or otherwise refinancing any Debt thereunder). For the avoidance of doubt, the “Senior Secured Credit Facilities” shall include the Revolving Credit Facility, but shall not include any additional commitments or incremental loans on or after the date of this prospectus supplement.
“Significant Subsidiary” means any Subsidiary, which, at the time of determination, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act as such Regulation is in effect on the date of this Indenture.
“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of such Person.

BOOK ENTRY; DELIVERY AND FORM
Global notes
We will issue each series of the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Luxembourg SA (“Clearstream”), or Euroclear Bank SA/NV, as operator of the Euroclear System, (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.
We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
We understand that:
•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.
•
DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
•
upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•
ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.
Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.
Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearance and Settlement Procedures
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes
We will issue certificated notes registered in the name of each person that DTC identifies as the beneficial owner of the notes of either series represented by a global note upon surrender by DTC of the applicable global note if:
•
DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or
•	we determine (subject to DTC’s procedures) not to have the notes of such series represented by a global note.
Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the such series of notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain United States federal income tax consequences of the ownership and disposition of the notes. This summary deals only with notes that are held as capital assets by a non-U.S. holder (as defined below) who acquires the notes upon original issuance at their initial offering price.
A “non-U.S. holder” means a beneficial owner of the notes (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in the notes, you should consult your tax advisors.
If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of the notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
United States Federal Withholding Tax
Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:
•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;
•
you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and
•
either (a) you provide your name and address on an applicable Internal Revenue Service (“IRS”) Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:
•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or
•
IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of a note.
United States Federal Income Tax
If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you generally will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code (although you will be exempt from the 30% United States federal withholding tax described above, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.
Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement or other taxable disposition of a note generally will not be subject to United States federal income tax unless:
•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain generally will be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•
you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you generally will be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

Information Reporting and Backup Withholding
Interest paid to you and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “—United States Federal Withholding Tax.”
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—United States Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the notes, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of the notes by (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of such a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an exchange of and the acquisition and/or holding of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan, and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a Covered Plan with respect to which the Issuer, the underwriters or their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Fiduciaries of Covered Plans considering acquiring and/or holding the notes in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Plans that are non-U.S. plans, U.S. governmental plans and certain U.S. church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such Plans should consult with their counsel before purchasing the notes to determine the suitability of the notes for such Plan and the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.
Because of the foregoing, the notes should not be acquired or held by any person investing the assets of any Plan, unless such acquisition and holding will not constitute or result a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation
Accordingly, by acceptance of a note (or an interest therein), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by it to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the purchase and holding of the notes (or any interest therein) by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or section 4975 of the Code or a violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the purchase or holding of the notes on behalf of, or with the assets of, any Plan, consult with their legal advisors regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such purchase and holding, and whether an exemption would be applicable to the acquisition or holding of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)
Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of 2028 Notes	Principal Amount of 2033 Notes
Citigroup Global Markets Inc.	$90,000,000	$180,000,000
Goldman Sachs & Co. LLC	90,000,000	180,000,000
J.P. Morgan Securities LLC	90,000,000	180,000,000
Mizuho Securities USA LLC	47,500,000	95,000,000
HSBC Securities (USA) Inc.	37,500,000	75,000,000
Deutsche Bank Securities Inc.	37,500,000	75,000,000
TD Securities (USA) LLC	37,500,000	75,000,000
Barclays Capital Inc.	17,500,000	35,000,000
ING Financial Markets LLC	17,500,000	35,000,000
RBC Capital Markets, LLC	17,500,000	35,000,000
U.S. Bancorp Investments, Inc.	17,500,000	35,000,000
Total	$500,000,000	$1,000,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes to be sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with the Offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
We have agreed not to, without the prior written consent of the representatives, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any debt securities issued or guaranteed by us (other than the notes offered hereby), or publicly announce an intention to effect any such transaction, until after the settlement date of this Offering.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The expenses of the Offering, not including the underwriting discounts, are estimated at $4.2 million and are payable by us.
Discounts
Notes of each series sold by the underwriters to the public will initially be offered at the public offering price for such series set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to dealers may be sold at such price less a concession not in excess of 0.360% of the principal amount of the 2028 notes and 0.400% of the principal amount of the 2033 notes. The underwriters may allow, and dealers may re-allow, a concession not in excess 0.200% of the principal amount of the 2028 notes and 0.250% of the principal amount of the 2033 notes, to other dealers. After the initial offering, the public offering price, concession or any other term of the Offering may be changed.

The following table shows the underwriting discounts that we will pay to the underwriters for each series of notes.
Paid by us
Per 2028 Note	0.600%
Per 2033 Note	0.650%
Total	$9,500,000
New Issue of Notes
Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the Offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for the notes of any series or that an active public market for the notes of any series will develop. If an active public trading market for the notes of any series does not develop, the market price and liquidity of the notes of any series may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Settlement
We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.
Short Positions and Certain Other Transactions
In connection with the Offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the Offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the Offering is in progress.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. The underwriters are not required to engage in any of these activities, and if these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., will serve as trustee, registrar and paying agent under the indenture. In addition, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., is the administrative agent and collateral agent under the Credit Agreement. In addition, certain underwriters or their affiliates are lenders under the Credit Agreement, letter of credit providers or provide other banking services to us. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Conflicts of Interest
Each of the underwriters or their affiliates are lenders under the Credit Agreement and, as a result of the intended use of net proceeds from the Offering to repay outstanding indebtedness under the Senior Secured Credit Facilities, certain of the underwriters or their affiliates may receive at least 5% of the net proceeds of the Offering. The receipt of at least 5% of the net proceeds of the Offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, the Offering is being conducted in accordance with the applicable requirements of Rule 5121. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with the Offering as the securities offered are investment grade rated.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive

(EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Notice to Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, nor the Company nor the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the notes will not benefit from protection or supervision by such authority.
Notice to Prospective Investors in the United Arab Emirates
The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the Offering.

Notice to prospective investors in Hong Kong
The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:
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to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

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to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
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a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
•	where no consideration is or will be given for the transfer;
•	where the transfer is by operation of law;
•	as specified in Section 276(7) of the SFA; or
•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (“CMP”), unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except in each case (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Taiwan
The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.
Notice to Prospective Investors in South Korea
The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the notes may not be re-sold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

LEGAL MATTERS
Certain legal matters in connection with the Offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The financial statements of Ingersoll Rand Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this prospectus supplement by reference to Ingersoll Rand Inc.’s annual report on Form 10-K for the year ended December 31, 2022, and the effectiveness of Ingersoll Rand Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities
Ingersoll Rand Inc. (the “Company”) may, from time to time, offer and sell debt securities. Any debt securities issued will be the Company’s senior unsecured obligations.
The Company may offer and sell these debt securities separately or together, in one or more series and in amounts, at prices and on terms described in one or more offerings. When the Company decides to sell a particular series of these debt securities, the terms of the debt securities, including the initial offering price and the aggregate amount of the offering, will be provided in one or more prospectus supplements. A prospectus supplement may also add, update or change information contained in this prospectus.
The debt securities may be sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of debt securities will describe the specific plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Investing in debt securities registered hereby involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus, in any applicable prospectus supplements and in the documents incorporated or deemed incorporated by reference in this prospectus before investing in any debt securities registered hereby.
Neither the United States (the “U.S.”) Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 7, 2023.

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ABOUT THIS PROSPECTUS
This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the SEC, as we are a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus provides you with a general description of the securities we may offer pursuant to this prospectus. Each time this prospectus is used to offer securities, a prospectus supplement and, if applicable, a pricing supplement will be provided. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and other material terms of the securities being offered at that time. The prospectus supplement and any applicable free writing prospectus (including any pricing supplement) may also add, update or change the information in this prospectus. You should read this prospectus, the applicable prospectus supplement and any applicable free writing prospectus (including pricing supplement), together with the information contained in the documents referred to under the heading “Where You Can Find More Information.” If there is any inconsistency between information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information in the applicable prospectus supplement or free writing prospectus.
The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation by Reference” before making an investment in our securities. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus, can be read on the SEC website mentioned under the heading “Where You Can Find More Information.”
THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
Neither the delivery of this prospectus or any applicable prospectus supplement nor any sale made using this prospectus or any applicable prospectus supplement implies that there has been no change in our affairs or that the information in this prospectus or in any applicable prospectus supplement is correct as of any date after their respective dates. You should not assume that the information included in or incorporated by reference in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date(s) on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should rely only on the information contained in or incorporated by reference in this prospectus, a prospectus supplement or a free writing prospectus prepared by us. We have not authorized anyone to give you different information, and if you are given any information that is not contained or incorporated by reference in this prospectus, a prospectus supplement or a free writing prospectus prepared by us, you must not rely on that information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.
In this prospectus, unless otherwise indicated or the context otherwise requires, references to “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll Rand, Inc., a Delaware corporation, and its consolidated subsidiaries. When we refer to “you,” we mean the potential holders of the applicable series of securities.
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RISK FACTORS
Investing in our debt securities involves risks. Before you make a decision to buy debt securities offered pursuant to this prospectus and any applicable prospectus supplement, in addition to the risks and uncertainties discussed below under “Special Note Regarding Forward-Looking Statements,” you should carefully read and consider the risks and uncertainties and the risk factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) and in the Quarterly Reports (collectively, the “Quarterly Reports”) on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, which are incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents and periodic or current reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of our debt securities pursuant to this prospectus. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations, and your investment in our debt securities, could be materially adversely affected by additional factors that apply to companies generally, as well as other risks that are not known to us or that we currently do not consider to be material.
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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any applicable prospectus supplement (including the information incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement) and free writing prospectus that we may provide to you in connection with an offering of our debt securities described in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts included in this prospectus and any applicable prospectus supplement (including the information incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement) and free writing prospectus that we may provide to you in connection with an offering of our debt securities described in this prospectus, including statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information referred to are forward-looking statements. When used herein, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus and any applicable prospectus supplement (including the information incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement) and free writing prospectus that we may provide to you in connection with an offering of our debt securities described in this prospectus. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth under “Part I—Item 1A Risk Factors” in our 2022 Annual Report and the following risks, uncertainties and factors:
•	We have exposure to the risks associated with instability in the global economy and financial markets, which may negatively impact our revenues, liquidity, suppliers and customers.
•	The COVID-19 pandemic could have a material and adverse effect on our business, results of operations and financial condition in the future.
•	Information systems failure or disruption, due to cyber terrorism or other actions, may adversely impact our business and result in financial loss to us or liability to our customers.
•	More than half of our sales and operations are in non-U.S. jurisdictions and we are subject to the economic, political, regulatory and other risks of international operations.
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Large or rapid increases in the cost of raw materials and component parts, substantial decreases in their availability or our dependence on particular suppliers of raw materials and component parts could materially and adversely affect our operating results.

•	We face competition in the markets we serve, which could materially and adversely affect our operating results.
•	Shareholder and customer emphasis on environmental, social, and governance responsibility may impose additional costs on us or expose us to new risks.
•	Acquisitions and integrating such acquisitions create certain risks and may affect our operating results.
•	Our results of operations are subject to exchange rate and other currency risks. A significant movement in exchange rates could adversely impact our results of operations and cash flows.
•	If we are unable to develop new products and technologies, our competitive position may be impaired, which could materially and adversely affect our sales and market share.
•	Our success depends on our executive management and other key personnel and our ability to attract and retain top talent throughout the Company.
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Changes in tax or other laws, regulations, or adverse determinations by taxing or other governmental authorities could increase our effective tax rate and cash taxes paid or otherwise affect our financial condition or operating results.

•	Our business could suffer if we experience employee work stoppages, union and work council campaigns or other labor difficulties.
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The risk of non-compliance with U.S. and foreign laws and regulations applicable to our international operations could have a significant impact on our results of operations, financial condition or strategic objectives.

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Third parties may infringe upon our intellectual property or may claim we have infringed their intellectual property, and we may expend significant resources enforcing or defending our rights or suffer competitive injury.

•	The loss of, or disruption in, our distribution network could have a negative impact on our abilities to ship products, meet customer demand and otherwise operate our business.
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Our ongoing and expected restructuring plans and other cost savings initiatives may not be as effective as we anticipate, and we may fail to realize the cost savings and increased efficiencies that we expect to result from these actions. Our operating results could be negatively affected by our inability to effectively implement such restructuring plans and other cost savings initiatives.

•	Cost overruns, delays, penalties or liquidated damages could negatively impact our results, particularly with respect to fixed-price contracts for custom engineered products.
•	A natural disaster, catastrophe, pandemic or other event could adversely affect our operations.
•	Our operating results could be adversely affected by a loss or reduction of business with key customers or consolidation or the vertical integration of our customer base.
•	Credit and counterparty risks could harm our business.
•	We may not realize all of the expected benefits of the acquisition of and merger with the Industrial business of Ingersoll-Rand plc.
•	Dispositions create certain risks and may affect our operating results.
•	We are a defendant in certain asbestos and silica-related personal injury lawsuits, which could adversely affect our financial condition.
•	The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.
•	A significant portion of our assets consists of goodwill and other intangible assets, the value of which may be reduced if we determine that those assets are impaired.
•	Environmental compliance costs and liabilities could adversely affect our financial condition.
•	We face risks associated with our pension and other postretirement benefit obligations.
•	Our indebtedness could have important adverse consequences and adversely affect our financial condition.
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We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

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Despite our level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, including off balance sheet financing, contractual obligations and general and commercial liabilities. This could further exacerbate the risks to our financial condition described above.

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The terms of our senior secured credit agreement with UBS AG, Stamford Branch, as administrative agent, and other agents and lenders party thereto entered into on July 30, 2013 may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

•	Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
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We utilize derivative financial instruments to reduce our exposure to market risks from changes in interest rates on our variable rate indebtedness and we will be exposed to risks related to counterparty credit worthiness or non-performance of these instruments.

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If the financial institutions that are part of the syndicate of our senior secured revolving credit facility fail to extend credit under our senior secured revolving credit facility, our liquidity and results of operations may be adversely affected.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2022 Annual Report and Quarterly Reports and the other information contained in such reports and in this prospectus and any applicable prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our debt securities described in this prospectus. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.
We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements in this prospectus apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.
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INGERSOLL RAND INC.
We are a global market leader with a broad range of innovative and mission-critical air, fluid, energy and medical technologies, providing services and solutions to increase industrial productivity and efficiency. We manufacture one of the broadest and most complete ranges of compressor, pump, vacuum and blower products in our markets, which, when combined with our global geographic footprint and application expertise, allows us to provide differentiated product and service offerings to our customers. Our products are sold under more than 40 market-leading brands, including Ingersoll Rand and Gardner Denver, which we believe are globally recognized in their respective end-markets and known for product quality, reliability, efficiency and superior customer service. We are driven by an entrepreneurial spirit and ownership mindset, dedicated to helping make life better for our employees, customers and communities. These attributes, along with over 160 years of engineering heritage, generate strong brand loyalty for our products and foster long-standing customer relationships, resulting in leading market positions within each of our operating segments. We have sales in all major geographic markets and our diverse customer base utilizes our products across a wide array of end-markets, including industrial manufacturing, energy, transportation, medical and laboratory sciences, food and beverage packaging and chemical processing.
Our products and services are critical to the processes and systems in which they are utilized, which are often complex and the cost of failure or downtime is high. However, our products typically represent only a small portion of the costs of the overall systems or functions that they support. As a result, our customers place a high value on our application expertise, product reliability and the responsiveness of our service. To support our customers and market presence, we maintain significant global scale with 66 key manufacturing facilities, approximately 38 complementary service and repair centers across six continents and approximately 17,000 employees worldwide as of December 31, 2022.
The process-critical nature of our product applications, coupled with the standard wear and tear replacement cycles associated with the usage of our products, generates opportunities to support customers with our broad portfolio of aftermarket parts, consumables and services. Customers place a high value on minimizing any time their operations are offline. As a result, the availability of replacement parts, consumables and our repair and support services are key components of our value proposition. Our large installed base of products provides a recurring revenue stream through our aftermarket parts, consumables and services offerings. As a result, our aftermarket revenue is significant, representing 35.2% of total Company revenue in 2022.
Our principal executive offices are located at 525 Harbour Place Drive, Suite 600, Davidson, North Carolina, 28036. The telephone number of our principal executive offices is (704) 655-4000. Our website address is www.ingersollrand.com. The information found on or accessible through our website is not part of this prospectus or any prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically incorporated by reference in this prospectus or the prospectus supplement.
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USE OF PROCEEDS
We will describe our intended use of the net proceeds from any particular offering of securities in the applicable prospectus supplement and/or free writing prospectus.
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DESCRIPTION OF DEBT SECURITIES
The debt securities will be our senior unsecured obligations. The debt securities will be issued under one or more separate base indentures to be entered into at a later date, as supplemented by any supplemental indentures, in each case among us and Deutsche Bank Trust Company Americas, as trustee. Any base indenture, as may be amended and/or supplemented by supplemental indentures, is referred to as an “indenture.”
Each time we offer debt securities with this prospectus, the terms of that offering, including the specific amounts, prices and terms of the securities offered, and the material terms of any indenture, will be contained in the applicable prospectus supplement relating to such offering.
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PLAN OF DISTRIBUTION
We may sell the offered securities from time to time in one or more transactions: (a) through agents; (b) through underwriters or dealers; (c) in the over-the-counter market; (d) in privately negotiated transactions; (e) directly to one or more purchasers; or (f) through a combination of any of these methods of sale. We will identify the specific plan of distribution for any particular offering, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement for that offering.
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LEGAL MATTERS
The validity and enforceability of the securities will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters may be passed upon for any underwriter, dealer or agent, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements of Ingersoll Rand Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this prospectus by reference to Ingersoll Rand Inc.’s annual report on Form 10-K for the year ended December 31, 2022, and the effectiveness of Ingersoll Rand Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
INCORPORATION BY REFERENCE
The rules of the SEC allow us to “incorporate by reference” information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and information that we file in the future with the SEC will automatically update and supersede, as appropriate, the information included or incorporated by reference in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.
We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of shares by means of this prospectus but excluding any documents or portions of documents furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus, from their respective filing dates:
•	our annual report on Form 10-K for the year ended December 31, 2022;
•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;
•
those portions of our definitive proxy statement on Schedule 14A filed on April 28, 2023, in connection with our 2023 annual meeting of shareholders that are incorporated by reference into our Form 10-K for the year ended December 31, 2022; and

•	our current reports on Form 8-K filed on February 15, 2023, April 12, 2023 (Item 5.02 only), April 26, 2023, June 22, 2023 and August 4, 2023.
You may request a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost, by writing or calling us at the following address or telephone number:
Ingersoll Rand Inc.,
525 Harbour Place Drive, Suite 600
Davidson, North Carolina 28036
Attention: Investor Relations
Phone: (704) 655-4000
In addition, you may access the documents incorporated by reference herein free of charge on the SEC’s website, as set forth in “Where You Can Find More Information.” The information found on or accessible through the SEC’s website is not part of this prospectus or any prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically incorporated by reference in this prospectus or the prospectus supplement.
You should rely only on the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement or free writing prospectus that we may provide you in connection with an offering of our debt securities described in this prospectus. We have not authorized anyone else to provide you with different information.
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WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the debt securities offered by this prospectus. This prospectus and any prospectus supplement, filed as part of the registration statement, do not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. The full registration statement may be obtained from the SEC or us, as provided below. For further information about us, as well as our debt securities, we refer you to the registration statement and to its exhibits.
We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements, and other information regarding issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
We also make available, free of charge, through the investor relations portion of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statement on Schedule 14A (and any amendments to those forms) as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website address is https://investors.irco.com. Please note that our website address and the SEC’s website address are provided in this prospectus as inactive textual references only. The information found on or accessible through our website and the SEC’s website is not part of this prospectus or any prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically incorporated by reference in this prospectus or the prospectus supplement.
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$1,500,000,000

$500,000,000 5.400% Senior Notes due 2028
$1,000,000,000 5.700% Senior Notes due 2033
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers
Citigroup
Goldman Sachs & Co LLC
J.P. Morgan
Mizuho
HSBC
Deutsche Bank Securities
TD Securities
Senior Co-Managers
Barclays
ING
RBC Capital Markets
US Bancorp